Exhibit 99.1
eBAY INC. ANNOUNCES FIRST QUARTER 2006 FINANCIAL RESULTS
 — Company Reports Record Q1 Net Revenues of $1.390 Billion —
 — Delivers Q1 GAAP Diluted EPS of $0.17 and Non-GAAP (pro forma) Diluted EPS of $0.24 —
San Jose, CA, April 19, 2006 — eBay Inc. (Nasdaq: EBAY; www.ebay.com) reported financial results for its first quarter ended March 31, 2006.
eBay reported record consolidated Q1-06 net revenues of $1.390 billion, representing a growth rate of 35% year over year and GAAP operating income of $322.6 million representing a 23% operating margin. Non-GAAP operating income in Q1-06 was $460.7 million representing a 33% operating margin. Certain financial measures previously referred to as “pro forma” are now referred to as non-GAAP.
GAAP net income in Q1-06 was $248.3 million, or $0.17 earnings per diluted share. Non-GAAP net income in Q1-06 was $342.9 million, or $0.24 earnings per diluted share.
These results exceeded the high end of the company’s guidance of $1.380 billion for net revenues, $0.15 for GAAP earnings per diluted share, and $0.23 for non-GAAP earnings per diluted share.
“Q1 was an excellent quarter for the company, with strong growth across our portfolio of businesses,” said Meg Whitman, President and CEO of eBay Inc. “eBay, PayPal and Skype are successful businesses on their own, and together they create additional opportunities for innovation and expansion.”
Key Q1 Financial and Operating Metrics
Consolidated Net Revenues — Net revenues totaled a record $1.390 billion in Q1-06, a growth rate of 35% over the $1.032 billion reported in Q1-05.

•	US Marketplaces — US Marketplaces net revenues, including Shopping.com, totaled $527.2 million in Q1-06, representing 30% year-over-year growth.

•	International Marketplaces — International Marketplaces net revenues totaled $493.0 million in Q1-06, representing 25% year-over-year growth. Excluding the impact of foreign currency translation, Q1-06 International Marketplaces net revenues increased 32% year over year.

•	Payments — Payments net revenues totaled $335.1 million in Q1-06, representing 44% year-over-year growth. Excluding the impact of foreign currency translation, Q1-06 Payments net revenue increased 47% year over year.

•	Communications — Communications net revenues totaled $35.2 million in Q1-06, representing a 42% increase from the $24.8M reported in Q4-05. The Q4-05 revenue represented the operations of Skype from the acquisition date of October 14, 2005 through the end of Q4-05.
Marketplaces

•	Confirmed Registered Users — eBay cumulative confirmed registered users at the end of Q1-06 totaled 192.9 million, representing a 31% increase over the 147.1 million users reported at the end of Q1-05.

•	Active Users — eBay active users, the number of users on the eBay platform who bid, bought, or listed an item within the previous 12-month period, increased to a record 75.4 million in Q1-06, a 25% increase over the 60.5 million active users reported in Q1-05.

eBay Announces Q1-06 Earnings (cont.)

•	Listings — eBay new listings totaled a record 575.4 million in Q1-06, 33% higher than the 431.8 million new listings reported in Q1-05.

•	Gross Merchandise Volume (GMV) — eBay GMV, the total value of all successfully closed items on eBay’s trading platforms, was $12.5 billion in Q1-06, representing an 18% year-over-year increase from the $10.6 billion reported in Q1-05. Excluding the impact of foreign currency translation, Q1-06 GMV increased 22% year over year.

•	Fixed Price Trading — eBay’s fixed price trading contributed approximately $4.3 billion or 34% of total GMV during Q1-06, primarily from eBay’s “Buy It Now” feature.

•	eBay Stores — At the end of Q1-06, eBay hosted approximately 486,000 stores worldwide, with approximately 247,000 stores hosted on the US site.
Payments

•	Total Payments Accounts — PayPal had 105.0 million total accounts at the end of Q1-06, a 47% increase from the 71.6 million reported in Q1-05. Total payments accounts represent the cumulative total of all accounts opened, excluding accounts that have been closed or locked and the payment gateway business accounts, and including users who made payments with PayPal but have not registered.

•	Total Payment Volume (TPV) — TPV, the dollar volume of payments initiated through the PayPal system, excluding the payment gateway business, was a record $8.8 billion in Q1-06, a 41% increase from the $6.2 billion reported in Q1-05.

Communications

•	Registered Users — Communications had 94.6 million total registered users at the end of Q1-06. Communications registered users represent the cumulative total of all users who have completed the Skype registration process.
Consolidated Operating Results
This is the first quarter that eBay’s financial results include stock-based compensation expenses from the adoption of the new accounting standard, FAS 123(R). eBay’s financial results for prior periods have not been restated for FAS 123(R). In addition, eBay continues to disclose its non-GAAP (previously referred to as “pro forma”) financial measures, which in each case exclude the stock-based compensation expense as well as stock option related payroll taxes, amortization of acquired intangible assets and the income taxes related to these items.
GAAP Operating Income — Operating income decreased 4% year over year to $322.6 million, or 23% of net revenues. Excluding stock-based compensation of $83.8 million, operating income would have increased 21% year over year to $406.4 million or 29% of net revenues.
Non-GAAP Operating Income — Non-GAAP operating income increased 25% year over year to $460.7 million, or 33% of net revenues.
GAAP Net Income — Net income decreased 3% year over year to $248.3 million, or $0.17 per diluted share. Excluding stock-based compensation of $58.3 million (net of tax effects), or $0.04 per diluted share, net income would have increased 20% year over year to $306.6 million, or $0.21 per diluted share.
Non-GAAP Net Income — Non-GAAP net income increased 24% year over year to $342.9 million, or $0.24 per diluted share.
Operating and Free Cash Flows — GAAP operating cash flows increased 18% year over year to $584.2 million. Free cash flows, representing operating cash flows less net purchases of property and equipment of $133.6 million, increased 56% year over year to $450.6 million.

eBay Announces Q1-06 Earnings (cont.)
Consolidated Financial and Operating Summary
eBay reported record consolidated net revenues of $1.390 billion in Q1-06, representing a growth rate of 35% year over year which is primarily due to continued Marketplaces and PayPal growth. Net revenues were negatively impacted by foreign currency translation of approximately $50.2 million in Q1-06 as compared to Q1-05. On a sequential basis, consolidated net revenues were positively impacted by foreign currency translation in Q1-06 by approximately $8.3 million.
GAAP gross profit was $1.112 billion in Q1-06, or 80% of net revenues, lower than the 82% reported in Q1-05. Excluding stock-based compensation of $9.5 million, gross profit would have been $1.121 billion in Q1-06, or 81% of net revenues. Gross profit declined slightly due to the inclusion of telecommunications costs related to eBay’s Communications segment in Q1-06.
GAAP sales and marketing expenses totaled $400.6 million, or 29% of net revenues, higher than the 26% reported in Q1-05. Excluding stock-based compensation of $24.7 million, sales and marketing expenses totaled $375.8 million in Q1-06, or 27% of net revenues. Sales and marketing expenses increased primarily due to the inclusion of Shopping.com in Q1-06.
GAAP product development expenses totaled $119.1 million, or 9% of net revenues, up from the 7% reported in Q1-05. Excluding stock-based compensation of $20.7 million, product development expenses totaled $98.4 million in Q1-06, or 7% of net revenues, consistent with the 7% reported in Q1-05.
GAAP general and administrative costs totaled $215.4 million, or 15% of net revenues, up from the 13% reported in Q1-05. Excluding stock-based compensation of $28.9 million, general and administrative costs totaled $186.4 million in Q1-06, or 13% of net revenues, consistent with the 13% reported in Q1-05.
GAAP operating income totaled $322.6 million during Q1-06, a 4% decrease over the $335.6 million reported in Q1-05. Excluding stock-based compensation of $83.8 million, operating income totaled $406.4 million, a 21% increase over the $335.6 million reported in Q1-05. On a non-GAAP basis, operating income totaled $460.7 million, a 25% increase over the $367.4 million reported in Q1-05. On a year-over-year basis, both GAAP and non-GAAP Q1-06 operating income were negatively impacted by foreign currency translation of approximately $25.1 million in Q1-06. On a sequential basis, GAAP operating income was positively impacted by foreign currency translation in Q1-06 of approximately $2.4 million.
Interest and other income, net, totaled $25.8 million in Q1-06, up from the $22.4 million reported in Q1-05. The increase was primarily due to higher interest rates and higher cash and investments balances.
The GAAP effective tax rate for Q1-06 was 29%, an increase from 28% for Q1-05, and consistent with 29% for Q4-05. The non-GAAP effective tax rate in Q1-06 was 29%, consistent with 29% for Q1-05 and an increase from 28% for Q4-05. The higher effective tax rate for Q1-06 as compared to Q1-05 results primarily from shifts in the company’s geographic mix of business.
The company reported $584.2 million in operating cash flows and $133.6 million of net purchases of property and equipment in Q1-06, resulting in free cash flows of $450.6 million. The company’s cash, cash equivalents, and investments totaled nearly $3.5 billion at the end of Q1-06.
Business Outlook
The following updated guidance reflects current business trends and assumed exchange rates. This guidance is based on a weighted average exchange rate of US $1.20 per Euro, which is consistent with prior guidance. The guidance includes the estimated impact of expensing stock options from the adoption of FAS 123(R), which is reflected in eBay’s operating results beginning in Q1-06.
Net Revenues — eBay expects consolidated net revenues for 2006 to be in the range of $5.700 billion to $5.900 billion. eBay expects consolidated net revenues to be in the range of $1.370 to $1.415 billion in Q2-06.

eBay Announces Q1-06 Earnings (cont.)
GAAP Diluted EPS — eBay estimates GAAP earnings per diluted share for the full year 2006 to be in the range of $0.65 to $0.71. eBay estimates GAAP earnings per diluted share to be in the range of $0.14 to $0.16 in Q2-06. The estimated GAAP earnings per diluted share includes the estimated impact of stock-based compensation expense from the adoption of FAS 123(R) of approximately $0.16 to $0.17 for the full year ending December 31, 2006 and $0.04 to $0.05 for each of the quarters in the year ending December 31, 2006.
Non-GAAP Diluted EPS — eBay estimates non-GAAP earnings per diluted share for the full year 2006 to be in the range of $0.96 to $1.01. eBay estimates non-GAAP earnings per diluted share to be in the range of $0.22 to $0.23 in Q2-06.
Quarterly Conference Call
eBay will host a conference call to discuss first quarter results at 2 pm Pacific Time today. A live webcast of the conference call can be accessed through the company’s Investor Relations website at http://investor.ebay.com. In addition, an archive of the webcast will be accessible through the same link.
Non-GAAP Measures
To supplement the company’s consolidated financial statements presented in accordance with GAAP, eBay uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating income, non-GAAP operating margin, non-GAAP effective tax rate, and free cash flows as well as GAAP amounts excluding the impact of stock-based compensation expenses. eBay makes reference to measures of operating income, gross profit, certain expenses (including sales and marketing, product development, general and administrative), net income and earnings per share for Q1-06, which exclude stock-based compensation to allow for a better comparison of results in the current period to those in prior periods that did not include FAS 123(R) stock-based compensation. eBay’s reference to these measures should be considered in addition to results that are prepared under current accounting standards but should not be considered a substitute for results that are presented as consistent with GAAP. These non-GAAP measures are provided to enhance investors’ overall understanding of the company’s current financial performance and the company’s prospects for the future and provide further information for comparative information due the adoption of the new accounting standard FAS 123(R). Specifically, the company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses, net purchases of property and equipment, that may not be indicative of its core operating results and business outlook.
In addition, because eBay has historically reported certain non-GAAP results to investors, the company believes the inclusion of non-GAAP measures provides consistency in the company’s financial reporting. The company believes the non-GAAP measures that exclude stock-based compensation enhance the comparability of results against prior periods. These measures should be considered in addition to results prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results. Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in the financial tables included on pages 7, 8 and 9 of this press release. For non-GAAP measures that solely exclude stock-based compensation, the reconciliation to GAAP is presented in narrative form in this release when the non-GAAP measure is referenced.
About eBay Inc.
Founded in 1995, eBay pioneers communities built on commerce, sustained by trust, and inspired by opportunity. eBay enables ecommerce on a local, national and international basis with an array of websites — including the eBay Marketplaces, PayPal, Skype, Kijiji, Rent.com and Shopping.com — that bring together millions of buyers and sellers every day.

eBay Announces Q1-06 Earnings (cont.)
Forward-Looking Statements
This press release contains forward-looking statements relating to the future performance of eBay and its consolidated subsidiaries, as well as the estimated impact of expensing stock options under FAS 123(R) “Share-Based Payment” effective in Q1-06. Those statements involve risks and uncertainties, and the company’s actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to: the company’s need to manage an increasingly large enterprise with a broad range of businesses of varying degrees of maturity; the company’s need to increasingly achieve growth from its existing users as well as from new users in its more established markets; the company’s ability to deal with the increasingly competitive ecommerce environment, including competition for its sellers from other trading sites and other means of selling, and competition for its buyers from other merchants, online and offline; the need to integrate, manage, and profitably expand its recently-acquired businesses, the regulatory and competitive risks specific to Skype; the litigation, regulatory, credit card association, and other risks specific to PayPal, especially as it continues to expand geographically; the company’s need to manage other regulatory, tax, and litigation risks even as its product offerings expand and its services are offered in more jurisdictions; the company’s ability to upgrade and develop its systems, infrastructure and customer service capabilities to accommodate growth at a reasonable cost; the company’s ability to maintain site stability and performance on all of its sites while adding new products and features in a timely fashion; fluctuations in foreign exchange rates; the company’s ability to profitably expand its model to new types of merchandise and sellers; assumptions and methods used to value and expense stock options provided to employees; and, the company’s ability to profitably integrate and manage recent and future acquisitions and other transactions. The forward looking statements in this release do not include the potential impact of any acquisitions that may be completed after the date hereof.
More information about factors that could affect the company’s operating results is included under the captions “Risk Factors That May Affect Results of Operations and Financial Condition” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company’s investor relations site at http://investor.ebay.com. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to the company on the date hereof. eBay assumes no obligation to update such statements.

Investor Relations Contact:	Tracey Ford	408-376-7205
Media Relations Contact:	Hani Durzy	408-376-7458
Investor Information Request:	408-376-7493
Company News:	http://www.businesswire.com
Investor Relations Website:	http://investor.ebay.com

eBay Inc.
Unaudited Condensed Consolidated Balance Sheet
(US Dollars In Thousands)

	December 31,	March 31,
	2005	2006

ASSETS
Current assets
Cash and cash equivalents	$1,313,580	$1,876,434
Short-term investments	774,650	828,049
Accounts receivable, net	322,788	318,878
Funds receivable from customers	255,282	225,295
Restricted cash and investments	29,702	30,755
Other current assets	487,235	620,832

Total current assets	3,183,237	3,900,243
Long-term investments	825,667	793,497
Property and equipment, net	801,602	860,493
Goodwill	6,120,079	6,205,075
Intangible assets, net	823,280	781,988
Other assets	35,121	27,239

	$11,788,986	$12,568,535

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$55,692	$101,157
Funds payable and amounts due to customers	586,651	660,838
Accrued expenses and other current liabilities	578,557	589,665
Deferred revenue and customer advances	81,940	90,965
Income taxes payable	182,095	238,883

Total current liabilities	1,484,935	1,681,508
Deferred tax liabilities, net	215,682	220,430
Other liabilities	40,388	39,797

Total liabilities	1,741,005	1,941,735

Total stockholders’ equity	10,047,981	10,626,800

	$11,788,986	$12,568,535

eBay Inc.
Unaudited Condensed Consolidated Statement of Income
(US Dollars In Thousands, Except Per Share Amounts)

	Three Months Ended
	March 31,

	2005	2006

Net revenues	$1,031,724	$1,390,419
Cost of net revenues(1)	186,369	278,568

Gross profit	845,355	1,111,851

Operating expenses(1)
Sales and marketing	271,349	400,562
Product development	73,789	119,070
General and administrative	136,389	215,350
Payroll tax on employee stock options	5,731	2,324
Amortization of acquired intangible assets	22,523	51,921

Total operating expenses	509,781	789,227

Income from operations	335,574	322,624
Interest and other income, net	22,403	25,760
Interest expense	(1,720)	(747)

Income before income taxes and minority interests	356,257	347,637
Provision for income taxes	(99,948)	(99,354)
Minority interests	(18)	(1)

Net income	$256,291	$248,282

Net income per share:
Basic	$0.19	$0.18

Diluted	$0.19	$0.17

Weighted average shares:
Basic	1,343,442	1,406,309

Diluted	1,382,150	1,437,581

(1) Includes stock-based compensation as follows (2006 increases are due primarily to the adoption of FAS 123(R)):
Cost of net revenues	$78	$9,476
Sales and marketing	—	24,721
Product development	322	20,701
General and administrative	3,196	28,920

Total stock-based compensation	$3,596	$83,818

eBay Inc.
Reconciliation of GAAP to Non-GAAP Condensed Consolidated Statement of Income
(US Dollars In Thousands, Except Per Share Amounts)

	Three Months Ended March 31, 2005				Three Months Ended March 31, 2006

		Non-GAAP				Non-GAAP
	Reported	Entries		Non-GAAP	Reported	Entries		Non-GAAP

Net revenues	$1,031,724	$—		$1,031,724	$1,390,419	$—		$1,390,419
Cost of net revenues	186,369	(78	)(a)	186,291	278,568	(9,476	)(a)	269,092

Gross profit	845,355	78		845,433	1,111,851	9,476		1,121,327

Operating expenses:
Sales and marketing	271,349	—	(a)	271,349	400,562	(24,721	)(a)	375,841
Product development	73,789	(322	)(a)	73,467	119,070	(20,701	)(a)	98,369
General and administrative	136,389	(3,196	)(a)	133,193	215,350	(28,920	)(a)	186,430
Payroll tax on employee stock options	5,731	(5,731	)(b)	—	2,324	(2,324	)(b)	—
Amortization of acquired intangible assets	22,523	(22,523	)(c)	—	51,921	(51,921	)(c)	—

Total operating expenses	509,781	(31,772)		478,009	789,227	(128,587)		660,640

Income from operations	335,574	31,850		367,424	322,624	138,063		460,687
Interest and other income, net	22,403	—		22,403	25,760	—		25,760
Interest expense	(1,720)	—		(1,720)	(747)	—		(747)

Income before income taxes and minority interests	356,257	31,850		388,107	347,637	138,063		485,700
Provision for income taxes	(99,948)	(12,603	)(d)	(112,551)	(99,354)	(43,442	)(d)	(142,796)
Minority interests	(18)	—		(18)	(1)	—		(1)

Net income	$256,291	$19,247		$275,538	$248,282	$94,621		$342,903

Net income per share:
Basic	$0.19			$0.21	$0.18			$0.24

Diluted	$0.19			$0.20	$0.17			$0.24

Weighted average shares:
Basic	1,343,442			1,343,442	1,406,309			1,406,309

Diluted	1,382,150			1,382,150	1,437,581			1,437,581

Operating margin	33%	3%		36%	23%	10%		33%

Notes:

(a)	Stock-based compensation expense

(b)	Employer payroll taxes on employee non-qualified stock option gains

(c)	Amortization of acquired intangible assets

(d)	Income taxes associated with certain non-GAAP entries

eBay Inc.
Unaudited Condensed Consolidated Statement of Cash Flows
(US Dollars In Thousands)

	Three Months Ended
	March 31,

	2005	2006

Cash flows from operating activities:
Net income	$256,291	$248,282
Adjustments:
Provision for doubtful accounts and authorized credits	22,024	27,047
Provision for transaction losses	18,579	25,627
Depreciation and amortization	79,660	123,286
Stock-based compensation expense related to stock options and purchases	3,596	83,818
Tax benefit on the exercise of stock options	84,992	37,442
Excess tax benefits from stock-based compensation	—	(23,372)
Minority interest	18	1
Changes in assets and liabilities, net of acquisition effects:
Accounts receivable	(54,162)	(22,901)
Funds receivable from customers	(77,333)	29,748
Other current assets	1,203	(117,726)
Other non-current assets	(8,361)	7,263
Deferred tax liabilities, net	2,240	(7,500)
Accounts payable	20,909	51,956
Funds payable and amounts due to customers	168,928	74,331
Accrued expenses and other liabilities	(21,838)	(18,761)
Deferred revenue and customer advances	(6,975)	9,023
Income taxes payable	5,648	56,640

Net cash provided by operating activities	495,419	584,204

Cash flows from investing activities:
Purchases of property and equipment, net	(79,584)	(133,576)
Purchases of investments	(368,094)	(378,087)
Maturities and sales of investments	245,665	365,777
Acquisitions, net of cash acquired	(445,008)	—

Net cash used in investing activities	(647,021)	(145,886)

Cash flows from financing activities:
Proceeds from issuance of common stock, net	179,279	80,606
Excess tax benefits from stock-based compensation	—	23,372
Payment of headquarters facility lease obligation	(126,390)	—
Principal payments on long-term obligations	(1,849)	—

Net cash provided by financing activities	51,040	103,978

Effect of exchange rate changes on cash and cash equivalents	(12,711)	20,558

Net increase (decrease) in cash and cash equivalents	(113,273)	562,854
Cash and cash equivalents at beginning of period	1,330,045	1,313,580

Cash and cash equivalents at end of period	$1,216,772	$1,876,434

Supplemental non-GAAP measure:
Net cash provided by operating activities	$495,419	$584,204
Less: Purchases of property and equipment, net	(79,584)	(133,576)
Less: Payment of headquarters facility lease obligation	(126,390)	—

Free cash flow	$289,445	$450,628

eBay Inc.
Unaudited Summary of Consolidated Net Revenues
(US Dollars In Thousands, Except Percentages)

	March 31,	June 30,	September 30,	December 31,	March 31,
	2005	2005	2005	2005	2006

Net Revenues by Type
Net Transaction Revenues
US Marketplaces	$388,759	$408,452	$434,937	$504,891	$507,312
Current quarter vs prior quarter	7%	5%	6%	16%	0%
Current quarter vs prior year quarter	19%	28%	32%	39%	30%
International Marketplaces	387,187	411,671	401,883	464,521	483,215
Current quarter vs prior quarter	12%	6%	(2%)	16%	4%
Current quarter vs prior year quarter	51%	50%	42%	35%	25%
Payments	227,097	237,217	239,922	297,679	328,150
Current quarter vs prior quarter	13%	4%	1%	24%	10%
Current quarter vs prior year quarter	46%	49%	44%	49%	44%
Communications	—	—	—	24,809	35,160

Total net transaction revenues	1,003,043	1,057,340	1,076,742	1,291,900	1,353,837
Current quarter vs prior quarter	11%	5%	2%	20%	5%
Current quarter vs prior year quarter	36%	41%	38%	42%	35%
Advertising and other non-transaction revenues
Total advertising and other non- transaction revenues	28,681	28,963	28,773	36,959	36,582
Current quarter vs prior quarter	1%	1%	(1%)	28%	(1%)
Current quarter vs prior year quarter	65%	33%	8%	30%	28%

Total net revenues	$1,031,724	$1,086,303	$1,105,515	$1,328,859	$1,390,419

Current quarter vs prior quarter	10%	5%	2%	20%	5%
Current quarter vs prior year quarter	36%	40%	37%	42%	35%

eBay Inc.
Unaudited Summary of Consolidated Net Revenues
(US Dollars In Thousands, Except Percentages)

	March 31,	June 30,	September 30,	December 31,	March 31,
	2005	2005	2005	2005	2006

Net Revenues by Segment
US Marketplaces	$404,848	$423,565	$449,549	$526,130	$527,220
Current quarter vs prior quarter	7%	5%	6%	17%	0%
Current quarter vs prior year quarter	20%	27%	29%	39%	30%
International Marketplaces	393,792	418,839	408,868	473,546	492,973
Current quarter vs prior quarter	12%	6%	(2%)	16%	4%
Current quarter vs prior year quarter	52%	51%	43%	35%	25%
Payments	233,084	243,899	247,098	304,374	335,066
Current quarter vs prior quarter	13%	5%	1%	23%	10%
Current quarter vs prior year quarter	47%	51%	44%	48%	44%
Percent of Payments revenue which is international	35%	35%	36%	36%	35%
Communications	—	—	—	24,809	35,160
Percent of Communications revenue which is international	—	—	—	87%	87%

Total net revenues	$1,031,724	$1,086,303	$1,105,515	$1,328,859	$1,390,419

Current quarter vs prior quarter	10%	5%	2%	20%	5%
Current quarter vs prior year quarter	36%	40%	37%	42%	35%
Net Revenues by Geography

	March 31,	June 30,	September 30,	December 31,	March 31,
	2005	2005	2005	2005	2006

US net revenues	$556,246	$581,851	$608,428	$724,748	$748,136
Current quarter vs prior quarter	7%	5%	5%	19%	3%
Current quarter vs prior year quarter	22%	29%	30%	40%	35%
% of total	54%	54%	55%	55%	54%
International net revenues	475,478	504,452	497,087	604,111	642,283
Current quarter vs prior quarter	14%	6%	(1%)	22%	6%
Current quarter vs prior year quarter	58%	56%	47%	44%	35%
% of total	46%	46%	45%	45%	46%

Total net revenues	$1,031,724	$1,086,303	$1,105,515	$1,328,859	$1,390,419

Current quarter vs prior quarter	10%	5%	2%	20%	5%
Current quarter vs prior year quarter	36%	40%	37%	42%	35%

eBay Inc.
eBay Marketplaces Unaudited Supplemental Operating Data
(In Millions, Except Percentages)

	March 31,	June 30,	September 30,	December 31,	March 31,
	2005	2005	2005	2005	2006

Confirmed Registered Users(1)	147.1	157.3	168.1	180.6	192.9
Current quarter vs prior quarter	9%	7%	7%	7%	7%
Current quarter vs prior year quarter	40%	38%	35%	33%	31%
Active Users(2)	60.5	64.6	68.0	71.8	75.4
Current quarter vs prior quarter	8%	7%	5%	6%	5%
Current quarter vs prior year quarter	34%	34%	32%	28%	25%
Number of Non-Stores Listings(3)	399.8	402.2	407.0	480.6	490.8
Current quarter vs prior quarter	6%	1%	1%	18%	2%
Current quarter vs prior year quarter	25%	27%	24%	28%	23%
Number of Stores Listings(3)	32.0	37.9	51.6	65.7	84.6
Current quarter vs prior quarter	14%	18%	36%	27%	29%
Current quarter vs prior year quarter	300%	131%	154%	135%	164%
Gross Merchandise Volume(4)	$10,602	$10,884	$10,800	$12,013	$12,504
Current quarter vs prior quarter	8%	3%	(1%)	11%	4%
Current quarter vs prior year quarter	32%	36%	30%	22%	18%
Rent.com, Shopping.com, and our classifieds websites are not included in these metrics.

(1)	Cumulative total of all users who have completed the registration process on one of eBay’s trading platforms.

(2)	All users, excluding users of Half.com, Internet Auction, Rent.com, Shopping.com, and our classifieds websites, who bid on, bought, or listed an item within the previous 12-month period. Includes users of eBay India since the migration to the eBay platform in April 2005.

(3)	All listings on eBay’s trading platforms during the quarter, regardless of whether the listing subsequently closed successfully.

(4)	Total value of all successfully closed items between users on eBay’s trading platforms during the quarter, regardless of whether the buyer and seller actually consummated the transaction.

eBay Inc.
PayPal Unaudited Supplemental Operating Data
(In Millions, Except Percentages)

	March 31,	June 30,	September 30,	December 31,	March 31,
	2005	2005	2005	2005	2006

Total accounts(1)	71.6	78.9	86.6	96.2	105.0
Current quarter vs prior quarter	12%	10%	10%	11%	9%
Current quarter vs prior year quarter	57%	56%	53%	51%	47%
Active accounts(2)	22.1	22.9	24.5	28.1	29.2
Total number of payments(3)	110.4	113.2	117.4	139.7	149.2
Current quarter vs prior quarter	11%	3%	4%	19%	7%
Current quarter vs prior year quarter	39%	46%	41%	40%	35%
Total payment volume(4)	$6,233	$6,471	$6,667	$8,114	$8,769
Current quarter vs prior quarter	11%	4%	3%	22%	8%
Current quarter vs prior year quarter	44%	49%	44%	45%	41%
eBay Marketplaces as % of total payment volume	71%	70%	69%	69%	67%
Transaction rates(5)
Transaction revenue rate	3.64%	3.67%	3.60%	3.67%	3.74%
Transaction processing expense rate	1.15%	1.08%	1.11%	1.09%	1.04%
Transaction loss rate	0.30%	0.19%	0.24%	0.33%	0.29%

(1)	Cumulative total of all accounts opened, including users who made payments using PayPal but have not registered, and excluding accounts that have been closed or locked and the payment gateway business accounts.

(2)	All accounts, and users whether registered or not, that sent or received at least one payment through the PayPal system during the quarter.

(3)	Total number of payments initiated through the PayPal system during the quarter, excluding the payment gateway business, regardless of whether the payment was actually sent successfully, or was reversed, rejected, or pending at the end of the quarter.

(4)	Total dollar volume of payments initiated through the PayPal system during the quarter, excluding the payment gateway business, regardless of whether the payment was actually sent successfully, or was reversed, rejected, or was pending at the end of the quarter.

(5)	Transaction rates represent the ratio of PayPal revenues (including the payment gateway business), PayPal third party processing expenses and PayPal fraud and protection program losses relative to total payment volume.

eBay Inc.
Guidance Summary
(US Dollars In Millions, Except Per Share Amounts And Percentages)
The guidance figures provided below and elsewhere in this press release are approximate in nature because eBay’s future performance is difficult to predict. Such guidance is based on information available on the date hereof, and eBay assumes no obligation to update it.
eBay’s future performance involves risks and uncertainties, and the company’s actual results could differ materially from such guidance. Some of the factors that could affect the company’s operating results are set forth under the caption “Forward-Looking Statements” above in this press release. More information about factors that could affect eBay’s operating results is included under the captions “Risk Factors That May Affect Results of Operations and Financial Condition” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in its most recent annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company’s investor relations site at http://investor.ebay.com.

Three months ending June 30, 2006

	GAAP(a)	Non-GAAP(b)

Net revenues	$1,370-$1,415	$1,370-$1,415
Diluted EPS	$0.14-$0.16	$0.22-$0.23

Six months ending December 31, 2006

	GAAP(a)	Non-GAAP(b)

Net revenues	$2,965-$3,105	$2,965-$3,105
Diluted EPS	$0.37-$0.40	$0.52-$0.54

Year ending December 31, 2006

	GAAP(a)	Non-GAAP(b)

Net revenues	$5,700-$5,900	$5,700-$5,900
Operating margin	23%	33%
Diluted EPS*	$0.65-$0.71	$0.96-$1.01
Effective tax rate	29%-30%	29%-30%

*	Please note that the sum of the quarters may not total to the full year EPS because the quarterly EPS is calculated using the respective results and weighted average shares for each quarter, and the full year EPS is calculated using the results and weighted average shares for the full year.

(a)	GAAP guidance includes the estimated impact of expensing stock option under FAS 123(R) “Share-Based Payment.” The new accounting standard is expected to reduce diluted GAAP EPS by approximately $0.16- $0.17 for the full year ending December 31, 2006 and $0.04-$0.05 for each of the quarters in the year ending December 31, 2006.

(b)	Non-GAAP guidance reflects estimated quarterly adjustments to exclude the amortization of acquired intangible assets of approximately $45-$55 million, payroll taxes on employee stock options of approximately $5-$10 million, stock-based compensation of approximately $85-$100 million, which includes the estimated impact of expensing stock options due to the adoption of FAS 123(R) “Share-Based Payment”, and other adjustments estimated to result in an operating margin adjustment of approximately 10% for each of the quarters in the year ending December 31, 2006. Net of tax, the above non-GAAP items are estimated to result in a $0.07-$0.08 per diluted share adjustment for each of the quarters in the year ending December 31, 2006.